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                          FUND PARTICIPATION AGREEMENT

This Agreement, made and entered into this 27th of October, 2004, by and among Hartford Life Insurance Company ("Hartford"), a stock life insurance company organized under the laws of Connecticut, on its own behalf and on behalf of each separate account of the Company set forth in SCHEDULE A hereto, as may be amended from time to time (each such account hereinafter referred to as a "SEPARATE ACCOUNT"), Federated Funds ("FUNDS"), an open-end diversified management investment company organized under the laws of Pennsylvania, and Federated Securities Corporation, the Funds' underwriter-distributor ("FEDERATED").

                                   Recitals:

A. Reference is made to a Recordkeeping Agreement of even date herewith between Hartford Life Insurance Company ("Hartford") and Federated Services Company ("Services"), relating to the maintenance of records relating to the investment and ownership of certain Class K Shares of mutual funds advised by affiliates of Services (the "Funds"). In conjunction with that Recordkeeping Agreement, Hartford and Federated Securities Corp. ("Federated"), in its capacity as distributor of the Federated Funds, have reached an agreement regarding activities to be undertaken by Hartford, as further described herein, which Federated has concluded will result in the sale of Class K Shares. This Agreement is intended to reflect the terms of the agreement between Hartford and Federated.

B. Hartford has created one or more separate accounts which will be funded with assets which it receives from the sale of group annuity contracts (the "Contracts") to employee retirement plans. Hartford represents that the Contracts are exempt from registration under the Securities Act of 1933 and that the separate accounts are exempt from registration under the Investment Company Act of 1940. The Contracts will be sold through Hartford's network of independent brokers and insurance agents, who will be compensated by Hartford pursuant to agreements between Hartford and the brokers and agents.

C. Hartford intends to invest assets of the separate accounts which are raised through the sale of the Contracts in Class K Shares of Federated Funds ("Shares"), which Hartford may select from time to time. To that end, Hartford and Federated agree as follows:

      LONDON - NEW YORK - LOS ANGELES - SAN FRANCISCO - WASHINGTON, D.C. - PHILADELPHIA - PITTSBURGH - OAKLAND - PRINCETON FALLS CHURCH - WILMINGTON - NEWARK - MIDLANDS, U.K. - CENTURY CITY - RICHMOND - HARRISBURG - LEESBURG -
                                WESTLAKE VILLAGE

                           r e e d s m i t h . c o m

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I. AGREEMENT FOR SALES OF FUND SHARES

(a) Federated, as agent for the Federated Funds, hereby offers to sell Shares to Hartford, upon the terms and conditions of this Agreement:

       (i) Unless otherwise agreed in writing by the parties, Hartford agrees to comply with reasonable instructions provided by Federated or a Fund from time to time ("Instructions") with respect to establishing accounts and processing purchase orders.

       (ii) Share purchase orders shall be executed at the Net Asset Value per share next calculated after the order is received.

(b) Federated and the Funds agree to sell to Hartford those Shares which Hartford orders on behalf of any Separate Account, executing such orders on a daily basis at the net asset value next computed after receipt and acceptance by the Fund or its designee of such order. For purposes of this Section, Hartford shall be the designee of the Fund for receipt of such orders from each Separate Account. Receipt by such designee shall constitute receipt by the Fund; provided that Federated or the Fund receives notice of such order via the National Securities Clearing Corporation (the "NSCC") by 10:00 a.m. Eastern Time on the next following Business Day. The Fund will receive all orders to purchase Portfolio shares using the NSCC's Defined Contribution Clearance & Settlement ("DCC&S") platform. The Fund will also provide Hartford with account positions and activity data using the NSCC's Networking platform. Hartford shall pay for Portfolio shares by the scheduled close of federal funds transmissions on the same Business Day it places an order to purchase Shares in accordance with this section using the NSCC's Fund/SERV System. Payment shall be in federal funds transmitted by wire from the Fund's designated Settling Bank to the NSCC. "BUSINESS DAY" shall be any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC. "NETWORKING" shall mean the NSCC's product that allows Funds and Companies to exchange account level information electronically. "SETTLING BANK" shall mean the entity appointed by the Fund to perform such settlement services on behalf of the Fund and agrees to abide by the NSCC's Rules and Procedures insofar as they relate to the same day funds settlement.

(c) If Hartford is somehow prohibited from submitting purchase and settlement instructions to the Fund for Shares via the NSCC's DCC&S platform the following shall apply to this Section:

Federated and the Funds agree to sell Hartford those Shares which Hartford orders on behalf of any Separate Account, executing such orders on a daily basis at the net asset value next computed after receipt and acceptance by the Fund or its designee of such order. For purposes of this Section, Hartford shall be the designee of the Fund for the receipt of such orders from the Separate Account and receipt by such designee shall constitute receipt by the Fund; provided that Federated or the Fund receive notice of such order by 9:30 a.m. Eastern Time on the next following Business Day. Hartford shall pay for Shares by the scheduled close of federal funds transmissions on the same Business Day it places an order to

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purchase Shares in accordance with this section. Payment shall be in federal funds transmitted by wire to the Fund's designated custodian.

(d) Federated and the Funds agree to make shares of the Portfolios available for purchase at the applicable net asset value per share by Hartford on Business Days; provided, however, that the Board of Trustees or Directors, as applicable, of the Fund (hereinafter the "TRUSTEES/DIRECTORS") may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees/Directors, acting in good faith and in compliance with their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of any Portfolio.

(e) If a purchase order is not settled in accordance with the Section, Federated may, cancel the sale and Hartford shall be responsible for any resulting loss Federated or the Federated Fund sustains.

Federated may refuse to sell the Shares of any Fund or suspend or terminate the offering of Shares of any Fund if such action is required by law or by regulatory authorities with jurisdiction over the Funds or if Federated determines, in the exercise of its fiduciary responsibilities, that to do so would be in the best interests of shareholders.

II. DISTRIBUTION COMPENSATION

If Federated and a Fund accept a purchase order and Hartford settles the order by making payment for the Shares, Hartford will be entitled to receive distribution fees from FSC as agent for the Fund issuing such Shares, equal to the percentage of average net assets set forth in the applicable prospectus for the Shares, initially 0.50% of average daily net assets.

III. EXCHANGE AND REDEMPTION ORDERS

(a) Unless otherwise agreed by the parties, Hartford agrees to comply with reasonable instructions with respect to processing exchange and redemption orders.

(b) Exchange and redemption orders shall be executed at the net asset value next calculated after the order is received

(c) Federated and the Funds agree to redeem for cash, upon Hartford's request, any full or fractional shares of the Funds held by Hartford on behalf of a Separate Account, executing such requests on a daily basis at the net asset value next computed after receipt and acceptance by the Fund or its designee of the request for redemption, except that the Fund reserves the right to suspend the right of redemption, consistent with Section 22(e) of the 1940 Act and any rules thereunder. Such redemption shall be consistent with the applicable rules of the SEC and procedures and policies of the Fund as described in the current prospectus. For purposes of this Section, Hartford shall be the designee of the Fund for receipt of requests for redemption from each Separate Account and receipt by such designee shall constitute receipt by the Fund; provided Federated or the Fund receives notice of such request for redemption via the NSCC by 10:00 a.m. Eastern Time on the next following Business Day. The Fund will receive all orders to redeem Shares using the NSCC's DCC&S platform. The Fund will also provide Hartford with account positions and activity data using the NSCC's Networking platform. Payment for Fund Shares redeemed shall be made in accordance with this section using the NSCC's

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          Fund/SERV System. Payment shall be in federal funds transmitted by the
          NSCC to the Separate Account's Settling Bank as designated by Hartford, on the same Business Day Federated or the Fund receives notice of the redemption order from Hartford provided that Federated or the Fund receives notice by 10:00 a.m. Eastern Time on such Business Day.

(d) If Hartford is somehow prohibited from submitting redemption and settlement instructions to the Fund for Shares via the NSCC's DCC&S platform the following shall apply to this Section:

     Federated and the Fund agree to redeem for cash, upon Hartford's request, any full or fractional Shares of the Fund held by Hartford on behalf of a Separate Account, executing such requests on a daily basis at the net asset value next computed after receipt and acceptance by the Fund or its designee of the request for redemption. For purposes of this Section, Hartford shall be the designee of the Fund for receipt of requests for redemption from each Separate Account and receipt by such designee shall constitute receipt by the Fund; provided Federated or the Fund receives notice of such request for redemption by 10:00 a.m. Eastern Time on the next following Business Day. Payment shall be in federal funds transmitted by wire to the Separate Account as designated by Hartford, on the same Business Day Federated or the Fund receives notice of the redemption order from Hartford provided that Federated or the Fund receives notice by 10:00 a.m. Eastern Time on such Business Day.

(e) Federated shall make the net asset value per share of each series available to Hartford on a daily basis as soon as reasonably practical after the close of trading each Business Day, but will in its best efforts attempt to provide such series available no later than 6:30 p.m. Eastern time on such Business Day.

(f) Federated shall furnish prior day and same day notice to Hartford of any income, dividends or capital gain distributions payable on the Fund's Shares. Hartford hereby elects to receive all such dividends and distributions as are payable on a portfolio's Shares in the form of additional Shares of that portfolio. The Fund shall notify Hartford of the number of Shares so issued as payment of such dividends and distributions no later than one Business Day after issuance. Hartford reserves the right to revoke this election and to receive in cash all such dividends and distributions declared after receipt of notice of revocation by the Fund.

(g) In the event a Fund portfolio is required (under the then prevailing pricing error guidelines set forth by the SEC) to recalculate purchases and redemptions on any business day of shares held in a Separate Account or subaccount thereof due to an error in calculating net asset value of such class of shares (a "Pricing Error"):

       (i) Federated shall promptly notify Hartford in writing of the Pricing Error.

       (ii) Upon such notification, Hartford shall promptly determine, for all Separate Accounts or subaccounts thereof which purchased or redeemed shares on each business day on which a Pricing Error occurred, the correct number of shares purchased or redeemed using the corrected price and the amount of transaction proceeds actually paid

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            or received. Following such determination, Hartford shall adjust the number of shares held in each Separate Account or subaccount thereof to the extent necessary to reflect the correct number of shares purchased or redeemed for the Separate Account of subaccount thereof. Following such determination, Hartford shall notify Federated of the net changes in transactions for the relevant Separate Account or subaccount thereof and Hartford shall adjust the Separate Account or subaccount thereof accordingly.

       (iii) If, after taking into account the adjustments required by subparagraph (b), Hartford determines that some Separate Accounts or subaccounts thereof were still entitled to additional redemption proceeds (a "Redemption Shortfall"), it shall notify Federated of the aggregate amount of the Redemption Shortfalls and provide supporting documentation for such amount. Upon receipt of such documentation, Federated will cause the relevant Fund portfolio to remit to Hartford additional redemption proceeds in the amount of such Redemption Shortfalls and Hartford will apply such funds to payment of the Redemption Shortfalls.

       (iv) If, after taking into account the adjustments required by subparagraph (b), Hartford determines that same Separate Account or subaccount thereof still received excess redemption proceeds (a "Redemption Overage"), Hartford shall attempt where practicable to collect the balance of such Redemption Overage from such Separate Account or subaccount thereof. In no event, however, shall Hartford be liable to Federated or any Fund portfolio for any Redemption Overage. Nothing in the Section 1.12 shall be deemed to limit the right of any Fund Portfolio to recover any Redemption Overage directly from a party other than Hartford or to be indemnified by any party other than Hartford for losses arising from a Pricing Error.

IV. OTHER DUTIES

(a) COMPLIANCE WITH LAWS. In performing their respective obligations under this Agreement, Hartford and Federated shall each comply with all applicable provisions of the 1940 Act, the 1933 Act, the 1934 Act, the NASD's Conduct Rules and all other federal and state laws, rules and regulations governing the sale and ownership of Shares.

(b) TAXPAYER IDENTIFICATION NUMBERS. Hartford agrees to provide all necessary information to comply properly with all federal, state and local reporting and backup withholding requirements for its accounts including, without limitation, those requirements that apply by treating Shares as readily tradable instruments. Hartford represents and agrees that all Taxpayer Identification Numbers ("TINS") provided are certified, and that no account which requires a certified TIN will be established without such certified TIN.

(c) ANTI-MONEY LAUNDERING AND CUSTOMER IDENTIFICATION. The parties acknowledge that the SEC and the United States Treasury Department have adopted a series of rules and regulations arising out of the USA PATRIOT Act (together with such rules and regulations, the "AML-CIP Regulations"), specifically requiring certain financial institutions, including Federated and Hartford, to establish a written anti-money laundering and customer identification program (an "AML-CIP Program");

       (i) Federated and Hartford each represent, warrant and certify that they have established, and covenant that at all times during the existence of this

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            Agreement they will maintain, an AML-CIP Program in compliance with the AML-CIP Regulations.

       (ii) Hartford covenants that it will perform (or cause to be performed) all activities, including the establishment and verification of customer identities as required by the AML-CIP Regulations and/or its Program, with respect to all Contracts.

       (iii) Federated and Hartford agree that all holders of Contracts and all participants therein will be customers of Hartford or its delegates for all purposes under Hartford's AML-CIP Program.

V. PAYMENT OF DISTRIBUTION FEES

(a) Federated and the Federated Funds shall pay any amounts owed under this Agreement in accordance with their regular payment schedules and in no event less frequently than quarterly. For the payment period in which this Agreement becomes effective or terminates, there will be an appropriate proration of all payments, on the basis of the number of days that this Agreement is in effect during the quarter.

(b) In connection with such payments, Federated and the Federated Funds may provide a statement setting forth the calculation of amounts paid to Hartford. Absent manifest error, any such calculations will be final unless either party objects thereto within sixty (60) days of the date of the statement.

(c) Nothing in this Agreement shall obligate any Fund to pay compensation to Hartford in excess of the limits established by the NASD or in violation of a Fund's distribution plan established in accordance with Rule 12b-l under the 1940 Act. Hartford hereby waives its right to receive distribution fees to the extent not paid by the Fund. Federated shall provide quarterly reports to each Fund's Board detailing the amounts expended pursuant to the Rule 12b-l Plans and the purposes for which such expenditures were made. Hartford agrees to provide Federated with such other information as shall reasonably be requested by the Board with respect to the Distribution Fees paid to Hartford Representatives.

VI. REPRESENTATIONS

(a)  Each party represents and warrants to the other party that:

       (i) POWERS. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance.

       (ii) NO VIOLATION OR CONFLICT. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any contractual restriction binding on or affecting it.

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       (iii) OBLIGATIONS BINDING. Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or law).

       (iv) COMPLIANCE WITH LAWS. It will comply with all applicable laws and orders to which it may be subject if failure to do so would materially impair its ability to perform its obligations under this Agreement.

(b) Fund represents and warrants that:

       (i) REGULATED INVESTMENT COMPANY. The Fund represents that each Portfolio (a) is currently qualified as a Regulated Investment Company under Subchapter M of the Code; (b) will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision); and (c) will notify Hartford immediately upon having a reasonable basis for believing that such Portfolio has ceased to so qualify or might not so qualify in the future.

       (ii) DISTRIBUTION AND ADMINISTRATIVE FEES. To the extent that the Fund finances distribution expenses pursuant to Rule 12b-1 under the 1940 Act, the Fund represents that its Board of Trustees or Directors, as applicable, including a majority of its Trustees/Directors who are not interested persons of the Fund, have formulated and approved a plan under Rule 12b-1 to finance distribution and administration expenses.

       (iii) FIDELITY BOND. The Fund represents and warrants that all of its Trustees/Directors, officers, employees, investment advisers, and other individuals/entities having access to the funds and/or securities of the Fund are and continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage as required by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid Bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company.

(c)  Hartford further represents and warrants to Federated that:

       (i) AUTHORIZATION FOR TRANSACTIONS. Each transaction with a Fund initiated by Hartford under this Agreement has been duly authorized by Hartford prior to initiation and is solely for the account of a Hartford Separate Account funded by sale of the Contracts.

       (ii) ABUSIVE TRANSFERS. The Contracts are not intended to serve as vehicles for frequent transfers among the Funds in response to short-term stock market fluctuations. Hartford, Federated and the Funds agree to cooperate to deter transfer activity in the Funds where such activity occurs through the Contracts and has been identified as abusive or following a "market

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            timing" pattern ("Abusive Transfers"). Federated and the Funds acknowledge and agree that the Contracts may not give Hartford the ability to restrict transfers and that Hartford does not have the ability to track, in real time, individual transfers in omnibus accounts or in all Contracts. Federated and the Funds agree to notify Hartford of transfer activity that Fund Parties deem to be Abusive Transfer activity. After receiving such notice from Federated or the Funds, Hartford agrees that it will notify the applicable Plan sponsors to request that the Plan sponsor take appropriate action to limit Abusive Transfers at the Plan level. Hartford, Federated and the Funds agree to amend this provision as necessary to reflect any applicable law changes.

       (iii) INTERNAL CONTROLS. Hartford will forward for processing on each day only those purchase and redemption orders relating to transactions received by Hartford or its designees prior to the close of the New York Stock Exchange ("Market Close"). Hartford and its designees have, and will maintain at all times during the term of this Agreement, appropriate internal controls for the segregation of purchase and redemption orders received prior to Market Close, from purchase and redemption orders received after Market Close as and to the extent required by the 1940 Act.

       (iv) CONTRACTS. Hartford represents and warrants that the Contracts are or will be registered unless exempt and that it will make every effort to maintain such registration under the 1933 Act to the extent required by the 1933 Act; that the Contracts are intended to be issued and sold in compliance in all material respects with all applicable federal and state laws. Hartford represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Separate Account prior to any issuance or sale of Contracts, shares or other interests therein, as a segregated asset account under the insurance laws of the State of Connecticut and has registered or, prior to any issuance or sale of the Contracts, will register and will maintain the registration of each Separate Account as a unit investment trust in accordance with and to the extent required by the provisions of the 1940 Act, unless exempt therefrom, to serve as a segregated investment account for the Contracts. Unless exempt, Hartford shall amend its registration statement for its Contracts under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its Contracts. Hartford shall register and qualify the Contracts for sale in accordance with securities laws of the various states only if and to the extent deemed necessary by Hartford.

       (v) COMPLIANCE WITH LAWS. Hartford shall issue the Variable Contracts in accordance with applicable provisions of the 1933 Act, the 1934 Act and the 1940 Act, the NASD Rules of Fair Practice, and state law respecting the offering of variable life insurance policies and variable annuity contracts.

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(e)  The parties shall each be deemed to repeat all the foregoing representations and warranties made by it at the time of any transaction subject to this Agreement.

VII.  SALES MATERIAL AND INFORMATION

(a) Hartford shall furnish, or shall cause to be furnished, to Federated and the Fund, or their designee, each piece of sales literature or other promotional material prepared by Hartford or any person contracting with Hartford in which Federated, the Fund or its investment adviser (or any portfolio thereof) is described, at least ten calendar days prior to its use. No such literature or material shall be used without prior approval from the Federated or the Fund, or their designee. Such approval process shall not apply to subsequent usage of materials that are substantially similar to prior approved materials.

(b) Neither Hartford and its affiliates nor any person contracting with Hartford shall give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for the Fund Shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports to shareholders or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee, except with the permission of the Fund or its designee.

(c) The Fund shall furnish, or shall cause to be furnished, to Hartford or its designee, each piece of sales literature or other promotional material in which Hartford or any Separate Account is named, at least ten calendar days prior to its use. No such literature or material shall be used without prior approval from Hartford or its designee. Such approval process shall not apply to subsequent usage of materials that are substantially similar to prior approved materials.

(d) Neither Federated nor the Fund shall give any information or make any representations on behalf of Hartford or concerning Hartford, each Separate Account, or the Contracts other than the information or representations contained in the Contracts, a disclosure document, registration statement or prospectus for the Contracts (if applicable), as such registration statement and prospectus may be amended or supplemented from time to time, or in published reports for each Separate Account which are in the public domain or approved by Hartford for distribution to Contract owners or participants, or in sales literature or other promotional material approved by Hartford, except with the permission of Hartford.

(e) The Fund will provide to Hartford at least one complete copy of all prospectuses, statements of additional information, reports to shareholders, proxy statements, and all amendments to any of the above, that relate to the Fund or its Shares, promptly after the filing of such document with the SEC or other regulatory authorities.

(f) Hartford will provide to the Fund at least one complete copy of all prospectuses, statements of additional information, reports, solicitations for voting instructions, and all amendments to any of the above, if applicable to the investment in a Separate Account or Contract, promptly after the filing of such document with the SEC or other regulatory authorities.

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(g)  For purposes of this Section VI., the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, Internet, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, electronic mail, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees.

(h) Hartford agrees and acknowledges that Hartford has no right, title or interest in the names and marks of the Fund and that all use of any designation comprised in whole or part or such names or marks under this Agreement shall inure to the benefit of Federated and the Fund. Except as provided in Section VI(a), Hartford shall not use any such names or marks on its own behalf or on behalf of a Separate Account in connection with marketing the Contracts without prior written consent of Federated or the Fund. Upon termination of this Agreement for any reason, Hartford shall cease all use of any such names or marks.

(i) Federated and the Fund agree and acknowledge that each has no right, title or interest in the names and marks of Hartford, and that all use of any designation comprised in whole or part or such names or marks under this Agreement shall inure to the benefit of Hartford. Except as provided in
     Section VI(c), Federated and the Fund shall not use any such names or marks on its own behalf or on behalf of a Fund in connection with marketing the Fund without prior written consent of Hartford. Upon termination of this Agreement for any reason, Federated and the Fund shall cease all use of any such names or marks.

VIII.  INDEMNIFICATION

(a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Federated, the Federated Funds, the Federated Funds' transfer agent(s) and their respective officers, directors, representatives or employees (each a "Distributor Indemnified Party"), Hartford agrees to indemnify each Distributor Indemnified Party against any and all claims, demands, liabilities and reasonable expenses (including attorneys' fees) which any Distributor Indemnified Party may incur arising from, related to or otherwise connected with: (i) any breach by Hartford of any provision of this Agreement; or (ii) any actions or omissions of any Distributor Indemnified Party in reliance upon any oral, written or electronically transmitted instructions believed to be genuine and have been given to any of them by Hartford or its representatives. In no event shall Hartford be liable for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with any event described in (i) and (ii) above.

(b) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Hartford and its officers, directors, representatives or employees (each a "Hartford Indemnified Party"), Federated agrees to

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     indemnify each Hartford Indemnified Party against any and all claims, demands, liabilities and reasonable expenses (including attorneys' fees) which any Hartford Indemnified Party may incur arising from, related to or otherwise connected with: (i) any breach by Federated of any provision of this Agreement; or (ii), any alleged untrue statement of a material fact contained in any Fund's Prospectus, or as a result of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. In no event shall Federated be liable for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with any event described in (i) and (ii) above.

(c) The parties' agreement in this Paragraph to indemnify each other is conditioned upon the party entitled to indemnification ("Claimant") giving notice to the party required to provide indemnification ("Indemnifier") promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Claimant. The Claimant shall permit the Indemnifier to assume the defense of any such claim or any litigation resulting from it, provided that Indemnifier's counsel that is conducting the defense of such claim or litigation shall be approved by the Claimant (which approval shall not be unreasonably withheld), and that the Claimant may participate in such defense at its expense. The failure of the Claimant to give notice as provided in this subparagraph (c) shall not relieve the Indemnifier from any liability other than its indemnity obligation under this Paragraph. No Indemnifier, in the defense of any such claim or litigation, shall, without the consent of the Claimant, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the alleging party or plaintiff to the Claimant of a release from all liability in respect to such claim or litigation.

(d) The provisions of this Section shall survive the termination of this Agreement.

IX.  PRIVACY POLICY

(a)  The parties acknowledge that:

       (i) the SEC has adopted Regulation S-P at 17 CFR Part 248 to protect the privacy of individuals who obtain a financial product or service for personal, family or household use;

       (ii) Regulation S-P permits financial dealers, such as Hartford and Federated, to disclose "nonpublic personal information" ("NPI") of its "customers" and "consumers" (as those terms are therein defined in Regulation S-P) to affiliated and nonaffiliated third parties, without giving such customers and consumers the ability to opt out of such disclosure, for the limited purposes of processing and servicing transactions (17 CFR Section 248.14); for specified law enforcement and miscellaneous purposes (17 CFR Section 248.15); and to service providers or in connection with joint marketing arrangements (17 CFR Section 248.13);

       (iii) Regulation S-P provides that the right of a customer and consumer to opt out of having his or her NPI disclosed pursuant to 17 CFR
             Section 248.7 and 17 CFR Section 248.10 does not apply when the NPI is disclosed to service providers or in connection with joint marketing arrangements, provided the Hartford and third party enter into a contractual agreement that prohibits the third party from disclosing or using the information other than to carry out the purposes for which the Hartford disclosed the information (17 CFR Section 248.13);

       (iv) NPI of Hartford's consumers and customers that have no independent customer relationship with Federated may be disclosed to Federated during the term of the Agreement ("Hartford Customer NPI");

       (v) Certain consumers and customers of Hartford may also be consumers and customers of Federated as fully-disclosed shareholders of Federated mutual funds ("Joint Customer"); and

       (vi) NPI of Joint Customers may be disclosed and exchanged during the term of this Agreement ("Joint Customer NPI").

(b) Each party hereby covenants that any Joint Customer NPI which a party receives from the other party will be subject to the following limitations and restrictions:

       (i) Each party may redisclose Joint Customer NPI to its own affiliates, who will be limited by the same disclosure and use restrictions that are imposed on the parties under this Agreement; and

       (ii) Each party may redisclose and use Joint Customer NPI only as necessary in the ordinary course of business to provide the services identified in this Agreement except as permitted under Regulation S-P and as required by any applicable federal or state law.

(c)  Federated covenants that:

       (i) Federated may use Hartford Customer NPI only as necessary in the ordinary course of business to provide the services identified in this Agreement and to third-party service providers as permitted under Regulation S-P for the purpose of carrying out its obligations under this Agreement.

(d) Each party represents and warrants that, in accordance with 17 CFR Section 248.30, it has implemented, and will continue to carry out for the term of the Agreement, policies and procedures reasonably designed to:

       (i)  Insure me security and confidentiality of records and customers'
            NPI;

       (ii) Protect against any anticipated threats or hazards to the security or integrity of customer records and NPI; and

       (iii) Protect against unauthorized access or use of such customer records or NPI that could result in substantial harm or inconvenience to any customer.

(e) The provisions of this Section shall survive the termination of the Agreement.

X.   NOTICES

(a) Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given under this Agreement shall be in writing and delivered by personal delivery or by postage prepaid, registered or certified United States first class mail, return receipt requested, overnight courier services, or by fax or e-mail (with a confirming copy by mail).

(b) Unless otherwise notified in writing, all notices to Federated shall be given or sent to:

          Federated Securities Corp.
          Federated Investors Tower
          1001 Liberty Avenue
          Pittsburgh, Pennsylvania 15222-3779
          Attention: Secretary

(c) Unless otherwise notified in writing, all notices to Hartford shall be given or sent to:

          Hartford Life Insurance Company
          200 Hopmeadow Street
          Simsbury, CT 06070
          Attention: General Counsel

XI.  NO THIRD-PARTY RIGHTS

Except with respect to Section VII "Indemnification," this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement (including the Federated Funds). Nothing expressed or referred to in this Agreement will be construed to give anyone other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. In no event shall Federated or any Fund be obligated to make any payment under this Agreement to any person other than Hartford.

XII.  NON-EXCLUSIVITY

Federated acknowledges and agrees that Hartford may enter into agreements similar to this Agreement with other mutual funds and distributors. Hartford acknowledges and agrees that Federated and the Federated Funds may enter into agreements similar to this Agreement with other insurance company or with broker/dealers for sales and services of Fund Shares.

XIII.  FORCE MAJEURE

If either Party is unable to carry out any of its obligations under this Agreement because of conditions beyond its reasonable control, including, but not limited to, acts of war or terrorism, work stoppages, fire, civil disobedience, delays associated with hardware malfunction or availability, riots, rebellions, storms, electrical failures, acts of God, and similar occurrences ("Force Majeure"), this Agreement will remain in effect and the non-performing party's obligations shall be suspended without liability for a period equal to the period of the continuing Force Majeure (which such period shall not exceed fifteen (15) business days), provided that:

(a) the non-performing party gives the other party prompt notice describing the Force Majeure, including the nature of the occurrence and its expected duration and, where reasonably practicable, continues to furnish regular reports with respect thereto during the period of Force Majeure;

(b) the suspension of obligations is of no greater scope and of no longer duration than is required by the Force Majeure;

(c) no obligations of either party that accrued before the Force Majeure are excused as a result of the Force Majeure; and

(d) the non-performing Party uses all reasonable efforts to remedy its inability to perform as quickly as possible.

Notwithstanding the foregoing, Federated is responsible for providing Hartford with daily net asset value information on each Business Day, pursuant to Section I of this Agreement.

XIV.  AMENDMENT

Except as provided below, this Agreement may be amended only by a writing signed by both parties:

Any additional compensation paid by Federated to Hartford must be set forth in a written addendum expressly referring to this Agreement and signed by Federated.

XV.  TERM

(a) This Agreement will become effective in this form as of the date executed by each party. This Agreement shall continue in effect for a period of more than one year from its effective date so long as such continuance of the form of this Agreement is specifically approved by the Funds' Board at least annually in a manner prescribed in Rule 12b-1 of the 1940 Act. If the Agreement is not so approved, Federated shall terminate the Agreement in accordance with (b)(i) below.

(b) This Agreement may be terminated as follows:

       (i) At the option of any party upon six months' advance written notice to the other parties unless otherwise agreed in a separate written agreement among the parties; or

       (ii) Immediately upon the assignment (as defined in the 1940 Act) of the Agreement by either party.

       (iii) At the option of either party upon institution of formal proceedings against another party by the NASD, NASDR, the SEC, or any state securities or insurance department or any other regulatory body, related to the purchase or sale of the Fund shares or the operation of the Fund which in the judgment of the party are reasonably likely to have a material adverse effect on the other party's ability to perform its obligations under this Agreement; or

       (iv) Upon another party's material breach of any provision of this Agreement

(c) The termination of this Agreement with respect to any one class of Shares or Fund will not cause the Agreement's termination with respect to any other class of Shares or Fund.

(d) Hartford agrees to notify Federated immediately of the assignment of this Agreement as described in Paragraph (b)(ii) of this Section. Hartford shall be obligated to return any payments made to it by Federated for the period following any such event

(e) Notwithstanding any termination of this Agreement, Hartford may require Federated and the Fund to continue to make available additional Shares of the Fund for so long after the termination of this Agreement as Hartford desires pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "EXISTING CONTRACTS"), unless such further sale of Fund Shares is proscribed by law, regulation or an applicable regulatory body. Specifically, without limitation, the owners of the Existing Contracts shall be permitted to direct reallocation of investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts unless such further sale of Fund Shares is proscribed by law, regulation or an applicable regulatory body.

(f) Federated or the Fund shall remain obligated to pay Hartford the fee in effect as of the date of termination for so long as Shares are held by the Accounts and Hartford continues to provide services to the Accounts. Such fee shall apply to Shares purchased both prior to and subsequent to the date of termination. This Agreement, or any provision thereof, shall survive the termination to the extent necessary for each party to perform its obligations with respect to Shares for which a fee continues to be due subsequent to such termination.

XVI.  MISCELLANEOUS

(a) This Agreement supersedes any prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the Agreement between the parties with respect to its subject matter.

(b) Neither this Agreement, nor any terms and conditions contained herein shall be construed as creating or constituting a partnership, joint venture, or agency or permitting Hartford or its representatives to act as agent on behalf of Federated or the Funds.

(c) This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

(d) If any provision of this Agreement is held invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(e) This Agreement will be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof.

XVII.   PROSPECTUSES; REPORTS AND PROXY STATEMENTS; VOTING

(a) Hartford shall distribute such prospectuses, proxy statement and periodic reports of the Fund to the owners of the Variable Contracts issued by Hartford to the extent these materials are requested by Contract Owners or as required to be distributed to such Variable Contract Owners under applicable federal or state law.

(b) Federated shall provide Hartford at no charge with as many printed copies of the Fund's current prospectus and statement of additional information as Hartford may reasonably request. If requested by Hartford, in lieu of providing printed copies of the Fund's current prospectus and statement of additional information, the Fund shall provide camera-ready film, computer diskettes, e-mail transmissions or PDF files containing the Fund's prospectus and statement of additional information, and such other assistance as is reasonably necessary in order for Hartford once each year (or more frequently if the prospectus and/or statement of additional information for the Fund are amended during the year) to have the prospectus for the Contracts (if applicable) and the Fund's prospectus printed together in one document or separately. Hartford may elect to print the Fund's prospectus and/or its statement of additional information in combination with other fund companies' prospectuses and statements of additional information. The Fund shall bear the expense of printing and distributing copies of its current prospectus to existing Variable Contract Owners, and Hartford shall bear the expense of Printing copies of the Fund's prospectus that are used in connection with offering the Variable Contracts issued by Hartford.

(c) The Fund shall provide Hartford at no charge with copies of the Fund's proxy statements, Fund reports to shareholders, and other Fund communications to shareholders in such quantity as Hartford shall reasonably require for distributing to existing Contract owners. The Fund, at Hartford's expense, shall provide Hartford with copies of its periodic reports to Shareholders and other communications to shareholders in such quantity as Hartford shall reasonably request for use in connection with offering the Variable Contracts issued by Hartford

(d) The Fund's statement of additional information shall be obtainable by Contract owners from the Fund, Federated, Hartford or such other person as the Fund may designate.

(e) Hartford will distribute all proxy materials furnished by the Funds, and vote shares of the Funds, as required by applicable law. In the absence of any requirements under applicable Law, Hartford may vote shares of the Funds in its discretion. Notwithstanding the foregoing, with respect to the Fund shares held by unregistered Separate Accounts that issue Contracts in connection with employee benefit plans subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, the Company shall vote such Fund shares allocated to such Contracts only in accordance with the Company's agreements with such Contract owners.

(f) The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders. The Fund will not hold annual meetings but will hold such special meetings as may be necessary from time to time. Further, the Fund will act in accordance with the SEC interpretation of the requirements of
     Section 16(a) with respect to periodic elections of directors or trustees and with whatever rules the SEC may promulgate with respect thereto.

XVIII.  DEFINITION OF TERMS

(a) "1933 ACT" means the Securities Act of 1933, "1934 ACT" means the Securities Exchange Act of 1934, and "1940 ACT" means the Investment Company Act of 1940, in each case as amended and in effect at the relevant time.

(b) "NASD" means the National Association of Securities Dealers, or any successor self-regulatory organization under the 1934 Act.

(c) "PROSPECTUS" means, with respect to any Shares the most recent Prospectus and Statement of Additional Information ("SAI") and any supplement thereto, pursuant to which a Fund publicly offers the Shares; provided, however, that this definition shall not be construed to require Federated, Hartford or any Fund to deliver any SAI other than at the express request of Hartford's customer.

(d) "SEC" means the Securities and Exchange Commission.

(e) "SHARES" means (1) Class K Shares of beneficial interest in a Fund organized as a business trust; and (2) Class K Shares of capital stock in a Fund organized as a corporation. "SHAREHOLDER" means the beneficial owner of any Share.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and behalf by its duly authorized representative as of the date first written above.

AGREED AND ACCEPTED:
FEDERATED SECURITIES CORP.

By:      /s/ [ILLEGIBLE]
         ------------------------------
Title:   President
Date:    10/13/04

AGREED AND ACCEPTED:
FEDERATED FUNDS

By:      /s/ [ILLEGIBLE]
         ------------------------------
Title:   President
Date:    10/13/04

AGREED AND ACCEPTED:
HARTFORD LIFE INSURANCE COMPANY

By:      /s/ J Davey
         ------------------------------
Title:   Vice President
Date:    10/27/04

                                   SCHEDULE A

SEPARATE ACCOUNTS

Each Separate Account established by resolution of the Board of Directors of the Company under the insurance laws of the State of Connecticut to set aside and invest assets attributable to the Contracts. Currently, those Separate Accounts are as follows:

Separate Account K

Separate Account K-l

Separate Account K-2

Separate Account K-3

Separate Account K-4

Separate Account TK

Separate Account TK-1

Separate Account TK-2

Separate Account TK-3

Separate Account TK-4

Separate Account VK

Separate Account VK-1

Separate Account VK-2

Separate Account VK-3

Separate Account VK-4

Separate Account UK

Separate Account UK-1

Separate Account UK-2

Separate Account UK-3

Separate Account UK-4

Separate Account 401

                                FIRST AMENDMENT
                                     TO THE
                          FUND PARTICIPATION AGREEMENT
                                  BY AND AMONG
                        HARTFORD LIFE INSURANCE COMPANY
                                      AND
                                FEDERATED FUNDS
                                      AND
                        FEDERATED SECURITIES CORPORATION

Pursuant to Section XIV of the Fund Participation Agreement dated October 27, 2004 by and among Hartford Life Insurance Company, Federated Funds and Federated Securities Corporation (the "Agreement"), the Agreement is hereby amended as provided below, effective as of the earliest date set forth below:

1. Hartford Securities Distribution Company, Inc., a broker-dealer registered with the Securities Exchange Commission under the Securities Act of 1934, a member of the Financial Industry Regulatory Authority, and affiliate of Hartford Life Insurance Company, is hereby added as a party to this Agreement.

2. Section X(c) is hereby amended to add the following to the end of this subsection:

                      Hartford Securities Distribution Company, Inc. 200 Hopmeadow Street
                      Simsbury, Connecticut 06089
                      Attention: General Counsel

3. Section II. "Distribution Compensation", is hereby amended to delete "Hartford" where it appears for a second time in this Section and replaced it with "Hartford's 's affiliate, Hartford Securities Distribution Company, Inc., a broker-dealer registered with the Securities Exchange Commission under the Securities Act of 1934 and member of the Financial industry Regulatory Authority". Thus, as amended, this Section should read as follows:

"If Federated and a Fund accept a purchase order and Hartford settles the order by making payment for the Shares, Hartford's 's affiliate. Hartford Securities Distribution Company, Inc. (a broker-dealer registered with the Securities Exchange Commission under the Securities Act of 1934 and member of the Financial Industry Regulatory Authority), will be entitled to receive distribution fees from FSC as agent for the Fund issuing such Shares, equal to the percentage of average net assets set forth in the applicable prospectus for the Shares, initially 0.50% of average daily net assets."

4. A subsection (d) is hereby added to Section V., "Payment of Distribution Fees", to read as follows:

       (d) "Fees paid in accordance with each Fund's Rule 12b-1 plan as described in Section II will be made payable to Hartford's affiliate. Hartford Securities Distribution Company, Inc., a broker-dealer registered with the Securities Exchange Commission under the Securities Act of 1934 and member of the Financial Industry Regulatory Authority. Any "sub T/A fees" paid for sub-accounting/recordkeeping services will be made payable to the Hartford."

5. Subsection (c) of Section XVI is hereby deleted in its entity and restated to read as follows:

       (c) This Agreement and any amendments hereto may he executed simultaneously in two or more counterparts, each of which shall be an original and each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Agreement.

    HARTFORD LIFE INSURANCE COMPANY       HARTFORD SECURITIES DISTRIBUTION
                                          COMPANY, INC.

    Richard E. Cady                       Richard E. Cady,
    Assistant Vice President              Assistant Vice President
    ------------------------------------  ------------------------------------
    Print name and title                  Print name and title

    /s/ Richard E. Cady                   /s/ Richard E. Cady
    ------------------------------------  ------------------------------------
    Signature                             Signature

    12/14/09                              12/14/09
    ------------------------------------  ------------------------------------
    Date                                  Date

    FEDERATED FUNDS                       FEDERATED SECURITIES CORPORATION

    [ILLEGIBLE]                           Thomas E. Territ
    ------------------------------------  ------------------------------------
    Print name and title                  Print name and title

    /s/ [ILLEGIBLE]                       /s/ Thomas E. Territ
    ------------------------------------  ------------------------------------
    Signature                             Signature

    12-21-09                              12/18/09
    ------------------------------------  ------------------------------------
    Date                                  Date

                                    2